Exhibit 10.2
Phase — 1 Consulting Agreement
Article 1
SCOPE OF PROJECT DEVELOPMENT AND PRELIMINARY
ENGINEERING SERVICES
This Phase – 1 Consulting Agreement (“the Agreement”) executed as of May 23, 2007 will confirm the engagement of Agra Industries, Inc., having a place of business at 1211 West Water Street, Merrill, Wisconsin 54452, a Wisconsin corporation (Consultant), and Ozark Ethanol, LLC, having a place of business at 300 West Kneeland Street, Liberal, Missouri a Delaware limited liability company (Client), for the purpose of evaluation and development of a proposed 50 mmgy (undenatured) dry corn ethanol producing plant (hereafter referred to as the “Project.”
Client hereby retains Consultant and/or its divisions Merrill Fab, Inc. and Agra Construction, Co., hereafter known jointly as Agra Industries, Inc. and hereafter referred to as “Consultant,” hereby agrees to provide per the terms of this agreement, the services described in this Section 1.1 to help Client develop the Project.
     1.1 Basic Project Development Services: Agra shall:
1.1.1 Work with the Client to define Project specifications.
1.1.2 Assist in developing Project roles and responsibilities for all parties.
1.1.3 Develop a preliminary general Project Arrangement Drawings based on the selected alternatives, site physical and geo-technical data provided by the Client. These drawings shall comprise a customary Phase I Civil Engineering Package and shall include, without limitation, the following component packages:
(a)	Civil site plan showing all horizontal control points;

(b)	Grading package;

(c)	Drainage package;

(d)	Erosion control package;

(e)	Subsurface package, including compaction, surcharge and restoration data;

(f)	Utility package. including water, wells, fire control, electricity and natural gas;

(g)	Road access package; and

(h)	Rail access package.
Drawings shall show key elevation points and other data customarily required in such drawings. The drawings shall be coordinated with consultants and other contractors identified by the Client and shall reflect information provided to Client regarding utility, road and rail entry points to the site.
1.1.4 Consultant shall assist Client in selecting an Architect for the project, shall evaluate the capability of candidates and shall, together with Client, approve the selection made. Consultant will coordinate the services provided by the Architect and the Architect’s consultants with those services provided by the Client and the Clients’ consultants.
1.1.5 Consultant shall consult with the Client, research applicable criteria, attend Project meetings, communicate with members of the Project team, and issue progress reports as requested by the Client.
1.1.6 Consultant will prepare and periodically update a schedule of Site Evaluations and Planning Services that identifies milestone dates for the decisions of the Client, services furnished by Consultant, and completion of documentation to be provided by Consultant. Consultant will coordinate the Site Evaluations and Planning Services schedule with the Client’s Project Schedule.
1.1.7 Consultant will assist the Client, as requested by the Client, in connection with the Clients’ responsibility for filing documents required for the approval of governing and reviewing authorities which have jurisdiction over the Project. These documents may include plats, replats, property subdivisions, waivers, and variances for zoning and other development guidelines. Consultant will, as requested by the Client, analyze the Clients’ building program or programs with respect to the area required for building: area required for parking, circulation, open space and other program elements consistent for the purpose of the construction of Ethanol Producing Plants.
1.1.8 Consultant will analyze the Clients’ site which may consist of: ownership, on-site observations, circulation systems and parking studies, topography analysis, studies regarding availability of construction materials, equipment, labor and construction markets. Consultant will evaluate the site studies to assist the Client in selecting the Project layout and general arrangements.
1.1.9 Consultant, based on the preliminary site analysis and as requested by the Client, will prepare conceptual development drawings which may include land utilization, structure placement, facility development, development phasing, access and circulation of vehicles, rail system and utility systems. If requested, Consultant will analyze surface and subsurface conditions, ecological requirements, deeds, zoning and other legal restrictions, landscaping concepts and features.

1.1.10 As requested by Client, Consultant will establish requirements and prepare initial plans for on-site utilities which may include electrical services and distribution, gas services and distribution, process waste water treatment, storm water collection and disposal. If requested, Consultant will also analyze the availability of existing utility mains, transmission and distribution lines.
1.1.11 Consultant shall attend meetings, public hearings, and citizen information meetings as directed by the Client. As requested by the Client, Consultant may represent the Client in presenting the proposed development to governing agencies for approval and/or prepare presentation materials for selection options and present to the governing agencies at public meetings and hearings.
1.1.12 Consultant will negotiate with the Client in the development and execution of a Letter of Intent, which is agreeable to both parties, to provide Engineering, Procurement and Construction services for the complete Project.
1.1.13 Client may utilize Consultant’s experience in the Engineering, Procurement and Construction of Ethanol Manufacturing Facilities to assist the Client in determining the EPC Contract price.
Consultant shall continue to develop and make modifications and changes to each of the services under section 1.1 as necessary or directed by the Client in accordance with changing or evolving Project plans. Consultant shall provide such services at such times, and according to such schedule, as is reasonably necessary to support the Client in effective development of the Project. Other services may be provided by Consultant as are mutually agreed to.
     1.2 Clients’ Responsibilities: The entity that will own the Project, whether it is the Client or another entity shall hereinafter be referred to as “Client.” In connection with the services to be provided by Consultant, Client shall be responsible for the performance or delivery of the following tasks, documents and events:
1.2.1	Provide to Consultant, upon its request, such design decisions and information related to site selection, plant size, interface of the plant to other sections of the Project, a site topographic survey, a site geotechnical report, a water analysis and other key Project design parameters as Consultant may reasonably request from time to time.

1.2.2	Create a Project development strategy and timeline, in cooperation with Consultant, for the purpose of fully defining the Project and its specifications.

1.2.3	Handle all matters relating to the financing of the Project.

1.2.4	Cooperate with Consultant to define the Project specifications, and define Project development roles for all participating parties.

1.2.5	Otherwise cooperate with Consultant in the development of the Project.
Consultant’s timely performance of its obligations under Section 1.1 above shall be subject to the timely performance of the foregoing tasks by Client. The Client shall designate a Project Manager to serve as Consultant’s primary contact for the work and submittals to be performed and delivered under this agreement. Consultant shall rely on and shall proceed according to the directions of the Project Manager or such other individual as the Client may from time to time appoint in writing with respect to this Agreement. Client shall have final authority with respect to the project and work to be performed by Consultant.
Upon the execution of this Agreement, Client shall provide Consultant with one hundred fifty thousand dollars ($150,000.00) payment to be maintained as a separate account entry against which Consultant is authorized to draw funds in payment of all invoices (“Evergreen Fund”). If this Agreement is terminated by the Client for any reason all used funds shall be non-refundable, however, regardless of the amount of funds used, the non-refundable portion of the Evergreen Fund shall not be less then fifty thousand dollars ($50,000.00). Such amount shall be retained by Consultant. If Consultant terminates this Agreement for any reason, all unused funds shall be returned to Client.
Consultant shall charge the Client for labor, per diems, and travel according to Agra’s scheduled labor rates attached to this Agreement as Exhibit A. Reasonable out-of-pocket expenses, such as, but not limited to, air fare, rental cars, long distance phone, shall be charged to the Client at cost. The cost for outside engineering and consulting fees shall be subject to Client’s advance approval and shall be charged to the Client at cost plus 10%. Invoicing periods shall be every two (2) weeks. Consultant has provided services and incurred expenses prior to the execution of this Agreement and may invoice for such services as mentioned above, including the fifty thousand dollars ($50,000.00) for the original un-executed Consulting Agreement. Agra shall utilize the Evergreen Fund for the payment of those invoices. Client shall replenish the Evergreen Fund within ten (10) days of invoicing so the balance of the Evergreen Fund is one hundred fifty thousand dollars ($150,000.00). If the Evergreen Fund is not replenished within this time period, Consultant may at its discretion discontinue its work, cancel all work and all open purchase orders, and demand payment in full.
Either party may terminate this Agreement at any time for any reason upon fifteen (15) days written notice, delivered to the other party’s principal place of business as mentioned above, postage pre-paid return receipt required. Client agrees to pay Consultant for all labor, cancellation fees, and issued purchase orders that cannot be cancelled and all cost as mentioned above. This Agreement does not obligate Consultant to do any work outside the scope of this Agreement.
This Agreement shall be effective upon the date that it is fully executed by both parties hereto, and shall remain in effect until ether it is replaced by a Letter of Intent or ether party terminates as mentioned above.
Consultant agrees to hold information provided to it by Client and other consultants and contractors of Client, and information generated by Consultant for Client under this Agreement, in confidence for the exclusive benefit of Client.
This Agreement represents the entire understanding and agreement of the parties hereto and may be modified or waived only in writing expressly so modifying or waiving this Agreement.
Consultant may not assign this Agreement without Client’s prior written consent.
This Agreement shall be governed and construed in accordance with the internal laws of the State of Missouri, without regard to conflict of laws provisions or principles.
The courts of the State of Missouri shall have exclusive jurisdiction over disputes arising under this Agreement, and the parties expressly waive any objection to such jurisdiction or venue.

OZARK ETHANOL, LLC

/s/ Kerry Rose	Date: June, 27, 2007

Kerry Rose President

AGRA INDUSTRIES, INC.

/s/ Pat Hinner	Date: June 25, 2007

Pat Hinner President